Exhibit 99.1

October 20, 2005

John Simonelli

2644 Sundance Ct.

Walnut Creek, CA 94598

Dear John:

I am pleased to offer you a full time, regular position with LookSmart, Ltd. (the “Company”). You have an outstanding skill set that I believe will enable you to play an important role in the success of the Company. This letter confirms our offer and sets out the specified details of employment. Other terms required to be observed by law also apply.

Your position will be Chief Financial Officer. In this position you will be reporting directly to me.

Your start date will be November 14, 2005. Your base compensation on joining will be $270,000 per annum. In addition, your incentive compensation at 100% of “plan” will be $135,000. We will guarantee 50% of that incentive compensation amount for your 2005 bonus. Earned incentive compensation will be paid on a yearly basis, based on your achievement of approved performance targets that are mutually developed by the two of us. These targets will include measures of corporate, business unit and individual performance. As with other members of the executive team, currently an individual team member may earn more or less than 100% of “plan”, with any attainment over 100% requiring the approval of our directors (or a committee to whom they have delegated this authority). You will be eligible to enroll in LookSmart’s benefits package. Details of LookSmart’s benefit plans are provided in the Suite of Benefits document.

Stock Options

At hire, you will be granted 600,000 stock options (“Option Shares”), which will be presented to the Board or its designee for approval as soon as possible after your start date. The exercise price for your options will be the closing price of LookSmart, Ltd. as quoted on the NASDAQ exchange on the day of your option grant is approved. The Option Shares will vest over a period of four (4) years, with 150,000 options vesting upon the one-year anniversary of your employment, and 1/48th vesting each month thereafter until all remaining Option Shares are vested. The option amounts in this paragraph are presented on a pre-reverse-split basis and shall be proportionately adjusted for any increase or decrease in the number of issued shares of LookSmart’s common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock prior to the date of grant. Such Option Shares will be subject to terms and conditions of the Company’s 1998 Stock Plan and stock option agreement(s) under that Plan, such agreement(s) to be consistent with the terms outlined in this letter. I am happy to provide you with a copy of the Plan.

Accelerated Vesting

As used in this agreement, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than fifty percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a “Change of Control.”

If during the term of your employment, there is a “Change of Control” event and (1) you are terminated without “cause” by the surviving corporation within twelve months after the Change of Control, or (2) you voluntarily resign for “good reason” within twelve months after the Change of Control, then one-half (1/2) of the Option Shares shall vest and become immediately exercisable, except that if there are fewer than one-half (1/2) of the Option Shares unvested, then all remaining unvested Option Shares shall vest and become immediately exercisable.

Termination; At-Will Employment

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result you are free to resign at any time for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

Severance

If you are terminated without “cause” or voluntarily resign for “good reason” (each as defined below), the Company will provide you with a severance package consisting of 6 months of your then-current annual base salary and 50% of your incentive compensation (at 100% of “plan”). In each case, the severance payment will be payable in one lump sum within five (5) business days of the termination, provided that you execute a mutually agreeable release agreement in connection with your employment and termination.

Solely for the purpose of the severance provisions herein, and the provisions regarding accelerated vesting above, “cause” shall mean that you:

•	are convicted of, or plead nolo contendere to, any felony or other offense involving moral turpitude or any crime related to your employment, or commit any unlawful act of personal dishonesty resulting in personal enrichment in respect of your relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect;

•	fail to consistently perform your material duties to the Company in good faith and to the best of your ability; provided, however, that the company shall not be permitted to terminate you pursuant to this clause unless it has first provided you with written notice and an opportunity to cure such failure.

•	willfully disregard or fail to follow instructions from the Company’s senior management or board of directors to do any legal act related to the Company’s business;

•	exhibit habitual drunkenness or engage in substance abuse which in any way materially affects your ability to perform your duties and obligations to the Company;

•	commit any material violation of any state or federal law relating to the workplace environment.

Solely for the purposes of the severance provisions herein, and the provisions regarding accelerated vesting above, “good reason” shall mean that you voluntarily cease employment with the Company due to (i) a significant change or reduction in your job duties or a reduction in your cash compensation of more than 10%, or (ii) a change in your job location of more than 50 miles from its previous location.

Confidential Information

Given the high value of information in this market, it is essential that during your employment and at any time thereafter, you do not disclose any confidential information relating to the Company’s operations except as may be necessary for the proper performance of your duties. By signing this letter, you also agree to sign a separate Employment, Confidential Information and Arbitration Agreement.

Other

The Company, at its own expense, agrees to defend you and hold you harmless against any action brought against you or the Company relating to your employment with the Company, to the same extent as the Company has agreed to indemnify its other officers.

This offer of employment is contingent upon presenting, in accordance with the immigration Reform and Control Act of 1986, verification of your identity and your legal right to work in the United States. In the event you do not possess, or are unable to obtain authorization to accept employment in the U.S., our offer of employment is withdrawn.

It is important that you bring the appropriate documentation for verification with you on your first day of employment, as you cannot be put on the LookSmart payroll until it is received. The required documentation is described in the enclosed package.

You are required to observe at all times all LookSmart policies and procedures (including, but not limited to, those provided to you before your starting date). In accordance with LookSmart’s philosophy, these policies and procedures are formulated for the efficient and fair administration of employment matters and may be varied from time to time.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration held in San Francisco County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including section 1283.05, (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.

We look forward to you joining us, not just for your outstanding qualifications for this particular position, but because we hope that you may become part of a core team driving LookSmart’s development.

In order to confirm your acceptance of this offer, we ask that you complete the following acknowledgment, initial each page of this letter and fax it to Cindy Telford at (415) 348-7021. Please send the original signed letter to me at your convenience or bring it on your first day of employment. If you require clarification of any matter, please feel free to contact me.

Sincerely,

/s/ David Hills
David Hills Chief Executive Officer

Accepted and agreed to by:

/s/ John Simonelli
John Simonelli Date: October 24, 2005